EXHIBIT 3.1

SOUTHERN UNION COMPANY

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

FIRST :  The name of the corporation is Southern Union Company (the “Corporation”).

SECOND :  The name of the county and the city, town or place within the county in which the principal office or place of business of the Corporation is to be located in the State of Delaware and the street and number of such principal office or place of business is: 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its Resident Agent is The Corporation Trust Company, and the address by street and number of said Resident Agent is 1209 Orange Street, City of Wilmington, State of Delaware 19801.

THIRD :  The nature of the business of the Corporation or objects or purposes to be transacted, promoted or carried on by it are:

(a) To mine for, prospect for, drill for, produce, store, refine, buy or in any manner acquire, convert or manufacture into its several products, and to market, sell, transport, and distribute natural gas, manufactured gas, artificial gas and/or liquefied petroleum gas, and any mixture or combination of any such gases, and any derivatives or products or residual products or manufactured products of such gases or any of them; to mine for, prospect for, drill for, produce, buy or in any manner acquire, refine, convert or manufacture into its several products, and to sell, market, distribute and transport petroleum and its derivatives, products and byproducts and to construct, lay, purchase or in any manner acquire, and to own, hold, maintain and operate, and to sell, exchange, lease, encumber or in any manner dispose of works, buildings, pipe lines, mains, distribution systems, machinery, appliances, apparatus, facilities, rights, privileges, franchises, ordinances and all such real and personal property as may be necessary, useful or convenient in the production, acquisition, sale, storage, combustion, refining, manufacturing, conversion, transportation and marketing of natural gas, manufactured gas, artificial gas, liquefied petroleum gas and petroleum, or any of them, and the derivatives, products or by-products thereof, however derived;

(b) To acquire, by purchase or otherwise, construct, lease, let, own, hold, sell, convey, equip, maintain, operate and otherwise deal in and with pipe lines, cars, vessels, tanks, tramways, refineries, reduction plants, land and interests in land and any and all other properties, conveyances, appliances, and apparatus for storing, transporting, distributing, marketing, converting, manufacturing, distilling, refining, reducing, preparing, or otherwise dealing in and with petroleum, gas, gasoline, liquefied petroleum gases, asphaltum, and any and all other minerals, metals and ores, and the derivatives products and by-products thereof, however derived;

(c) To carry on the general business of an electric light, heat and power company in all of its branches and to generate, buy or in any manner acquire, accumulate, distribute, market and supply electric current, light, heat and power to cities, towns, streets, buildings and places, both public and private, and to any consumer of electric energy for any purpose, and to construct, lay down, establish, fix, and to carry on the business of electrical and mechanical engineers, suppliers of electricity for the purpose of light, heat and power or otherwise; to manufacture or deal in things required for or capable of being used in connection with the generation, distribution, accumulation, sale, improvement and/or consumption of electricity;

(d) To carry on the business of telephone, telegraph and/or cable company, and to establish, work, control, regulate, manage, maintain and operate telephone lines and exchanges and to transmit and facilitate the transmission of telephone, telegraph and/or cable communications and messages; to construct, equip, maintain, operate, lease and sell telephone, telegraph and cable lines and systems and all kinds of works, machinery, apparatus, conveniences and things capable of being used in connection with any of these objects;

(e) To purchase, lease, or otherwise acquire, build, construct, erect, hold, own, improve, enlarge, maintain, operate, control, supervise, and manage, and to sell, lease, or otherwise dispose of water and waterworks for the purpose of supplying municipalities, corporations, and individuals with water for public, corporate, business, irrigation, or domestic use; to construct, purchase, lease or otherwise acquire, maintain, and operate dams, reservoirs, settling basins, irrigation systems, pumping stations, water towers, buildings, plants, machinery, distribution systems, mains, pipes, conduits, aqueducts, meters, and all other necessary apparatus, appliances, rights, permits and property used or useful or convenient for use in the acquisition, distribution, measurement, and sale of water;

(f) To manufacture ice and to buy, sell and generally deal in artificial and/or natural ice both at wholesale and retail, to purchase or otherwise acquire and to sell or otherwise dispose of and maintain and operate ice manufacturing plants of all kinds and descriptions; to carry on and conduct the business of storage, cold storage, warehousing, refrigeration, freezing and all business necessarily or impliedly incidental thereto;

(g) To carry on the business of sewage disposal and to purchase, lease or otherwise acquire, build, construct, erect, hold, own, improve, enlarge, maintain, operate, control, supervise and manage sewers and sewage disposal plants and systems for the purpose of furnishing sewer and sewage disposal services to municipalities, corporations, and individuals;

and to own and acquire all necessary apparatus, appliances, rights, permits and property used or useful or convenient for use in connection therewith;

(h) To acquire, own, construct, erect, lay down, manage, maintain, operate, enlarge, alter, work and use all such lands and interests in land, buildings, easements, gas, electric and other works, machinery, plant, stock, pipes, lamps, meters, fittings, motors, apparatus, appliances, materials and things, and to supply all such materials, products and things as may be necessary, incident or convenient in connection with the production, use, storage, manufacture, combustion, conversion, regulation, purification, measurement, supply and distribution of any of the products of the Corporation;

(i) To carry on and conduct a general utility management, servicing, operating, engineering and contracting business; to appraise, value, design, build, construct, enlarge, develop, improve, extend and repair light, heat, power, transmission and hydraulic plants, electrical works, machinery and appliances, telegraph and telephone lines, dams, reservoirs, canals, bridges, piers, docks, mines, shafts, tunnels, wells, water works, street railways, interurban railways, railways and buildings;

(j) To engage in and conduct any one or more or all of the businesses classed as public utilities, particularly including but not limited to the businesses of supplying any one or more of the following, for employment in any manner for which the same may be employed, to wit: power and energy, in the form of electric current, as well as in every other form; heating from steam, hot water or otherwise; natural gas, manufactured gas, artificial gas and/or liquefied petroleum gas, ice, water, sewer, sewage disposal, telephone, telegraph or cable service, cold storage and warehousing;

(k) To obtain the grant of, purchase, lease, or otherwise acquire any concessions, rights, options, patents, privileges, lands and interests therein, rights of way, sites, properties, undertakings or businesses, or any right, option or contract in relation thereto, and to perform, carry out and fulfill the terms and conditions thereof, and to carry the same into effect and to develop, maintain, lease, sell, transfer, dispose of and otherwise deal in and with the same;

(l) To subscribe for, or cause to be subscribed for, buy, own, hold, purchase, receive, or acquire, and to sell, negotiate, guarantee, assign, deal in, exchange, transfer, mortgage, pledge or otherwise dispose of, shares of the capital stock, scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes, acceptances, drafts and evidences of indebtedness issued or created by other corporations, joint stock companies or associations, whether public, private or municipal, or by any corporate or unincorporated body, or by any government or governmental subdivision or agency, and while the owner thereof, to possess and to exercise in respect thereof all the rights, powers and privileges of ownership, including the right to vote thereon; to guarantee the payment of dividends on any shares of the capital stock of any of the corporations, joint stock companies or associations in which the Corporation has or may at any time have an interest, direct or indirect, and to become surety in respect of, endorse, or otherwise guarantee the payment of the principal of or interest on any scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes, drafts, bills of exchange or evidence of indebtedness, issued or created by any such corporations, joint stock companies or associations; to become surety for or guarantee the carrying out and performance of any and all contracts, leases, and obligations of every kind of any corporations, joint stock companies, or associates and in particular of any corporation, joint stock company or association any of whose shares, scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes, drafts, bills of exchange or evidence of indebtedness, are at any time held by or for the Corporation, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such shares, scrip, hands, coupons, mortgages, debentures, debenture stock, securities, notes, drafts, bills of exchange or evidences of indebtedness;

(m) To organize, incorporate, reorganize, finance, and to aid and assist, financially or otherwise, companies, corporations, joint stock companies, syndicates, partnerships and associations of all kinds, and to underwrite, subscribe for and endorse the bonds, stocks, securities, debentures, notes or undertakings of any such company, corporation, joint stock company, syndicate, partnership or association, and to make any guarantee in connection therewith or otherwise for the payment of money or for the performance of any obligation or undertaking, and to do any and all things necessary or convenient to carry any of such purposes into effect; to buy, sell and otherwise deal in notes, open accounts and other similar evidences of debt, and to loan money and to take notes, open accounts and other similar evidences of debt as collateral security therefor and to charge any lawful rate of interest in connection therewith;

(n) To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the Corporation, and from time to time to vary any investment or employment of capital of the Corporation;

(o) To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge, or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description;

(p) To manufacture, buy, sell, deal in and to engage in, conduct and carry on the business of manufacturing, buying, selling, and dealing in goods, wares, and merchandise of every class and description;

        (q) To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed;

(r) To apply for, obtain, register, purchase, lease or otherwise to acquire and hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses, or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trademarks, trade names, brands, labels, patent rights, letters patent of the United States or of any other county or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise;

(s) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either along or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same to be not inconsistent with the laws under which the Corporation is organized;

(t) The business or purpose of the Corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise all or any of its corporate powers and rights, in the State of Delaware, and in any one or more of the various other states, territories, colonies, dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the State of Delaware.

FOURTH :  The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 1,000, 60 shares of which shall be Preferred Stock without par value (the “Preferred Stock”), and 940 shares of which shall be common stock, par value $0.01 per share (the “Common Stock”).

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to prescribe by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of each such series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

(c) Whether each series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether each series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of each series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each series; and

(h) Any other relative rights, preferences and limitations of each series.

FIFTH :  The Corporation is to have perpetual existence.

SIXTH :  The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH :  At all elections of directors of the Corporation, each stockholder having a right to vote thereupon shall have one vote for each full share of stock entitled to vote which is registered in such stockholders name on the record date for the meeting at which directors are to be elected. Directors shall be elected by a plurality of the votes cast and cumulative voting for the election of directors shall be prohibited.

EIGHTH :  The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the creation, definition, limitation and regulation of the powers of the Corporation, the directors and stockholders:

Subject to the rights of the holders of the Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be not less than five (5) nor more than fifteen (15). Within such limits, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation, retirement, disqualification, removal from office or other cause. Any individual who is an officer of the Corporation is eligible to be a director of the Corporation provided that such individual will be deemed qualified to be a director only for so long as he or she remains an officer of the Corporation; if at any time during his or her term of office as a director, such individual resigns, retires or is removed from his or her position as an officer of the Corporation, then such individual shall automatically cease to be a director.

Subject to the rights of the holders of any class or series of capital stock of the Corporation entitled to vote generally in the election of directors (hereinafter referred to as the “Voting Stock”) then outstanding, any one or more directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class.

Subject to the rights of the holders of any class or series of the Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation, retirement, disqualification, removal from office or other cause. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

Notwithstanding the foregoing, whenever the holders of the Preferred Stock shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

Subject to any voting rights created for the benefit of any series of Preferred Stock by any resolution or resolutions of the Board of Directors providing for the issue of Preferred Stock adopted as authorized in Article FOURTH, the Board of Directors shall also have power, without the assent or vote of the stockholders, from time to time:

(1) to fix the times for the declaration and payment of dividends;

(2) to fix and vary the amount to be reserved as working capital or for any other proper purpose or purposes;

(3) to authorize and cause to be executed mortgages and liens upon all the property and assets of the Corporation, or any part thereof whether at the time owned or thereafter acquired, upon such terms and conditions as it may determine;

(4) to determine the use and disposition of any surplus or net assets in excess of capital;

(5) to make and alter by-laws of the Corporation, subject to the right of the stockholders to make and alter by-laws of the Corporation; provided, however, that the directors shall not modify or repeal any by-law hereafter made by the stockholders;

(6) to pay for, in cash or property, any property or rights acquired by the Corporation or to authorize the issue and exchange therefor of shares of the capital stock of the Corporation or bonds, debentures, notes or other obligations or other securities of the Corporation, whether secured or unsecured; and

(7) to borrow or otherwise raise moneys, without limit to amount, for any of the purposes of the Corporation; to authorize the issue of bonds, debentures, notes or other obligations of the Corporation, of any nature or in any manner, secured or unsecured, for moneys so borrowed; to authorize the creation of mortgages upon, or the pledge or conveyance or assignment in trust of, the whole or any part of the property and assets of the Corporation, real or personal, whether at the time owned or thereafter acquired, including contracts, choses in action and other rights, to secure the payment of any bonds, debentures or notes or other obligations of the Corporation and the interest thereon; and to authorize the sale or pledge or other disposition of the bonds, debentures, notes or other obligations of the Corporation for its corporate purposes.

The Board of Directors shall also have power, with the consent in writing of the holders of a majority of the stock issued and outstanding having voting power, or upon the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power, to sell, lease, or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions as the Board of Directors deems expedient and for the best interests of the Corporation; subject, however, to any voting rights created for the benefit of any series of Preferred Stock by any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock adopted as in Article FOURTH hereof authorized.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and amendments thereto, and other contracts of the Corporation, and by-laws.

NINTH :  No stockholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the Corporation which it may issue or sell, whether out of the number of shares authorized by this Amended and Restated Certificate of Incorporation, or by any amendment thereof, or out of the shares of stock of the Corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to purchase or subscribe for or receive any bonds, debentures, or other obligations which the Corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligations the right to subscribe for or purchase from the Corporation any shares of its capital stock. But all such additional issues of stock, rights or options, or of bonds, debentures, or other obligations convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for or purchase any shares of stock, may be issued and disposed of by the Board of Directors to such persons and upon such terms as in its absolute discretion it may deem advisable.

TENTH :  The minimum amount of capital with which the Corporation will commence business is One Thousand and No/l00 Dollars ($1,000.00).

ELEVENTH :  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the tune any such resolution is presented to the Board for adoption) or by the holders of not less than a majority of the voting power of all of the then-outstanding shares of Voting Stock.

TWELFTH :  To the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.